Exhibit 99.1

Atlas Mining Company

February 10, 2004

Message to Shareholders of Atlas Mining Company


         We have had a fairly quiet couple of months through the holidays and into January, but have continued to pursue our goals. The number one goal, of course, has been to get the Dragon Mine into operation this year. And we are very close to this.

         During the past month we have sent samples of our product to two different ceramics users, two paint manufacturers and two international distributors. We have negotiated an agreement on a major piece of equipment for the processing of our halloysite clay and an equipment financing program with a reputable leasing company. We have also completed a fairly in depth development and mining cost study and we are shopping some of the needed equipment for this process. Our intent is to start work at the Dragon Mine as soon as the weather permits this spring. The best news about our progress is the continued interest by potential buyers due to the unique tubular quality of the halloysite. We originally got into this project because of the opportunities in the existing halloysite markets, but have found that new uses will probably dominate our sales.

         Meanwhile to help us get the word out to dealers and investors about our company we have recently attended a dealer broker conference in Dallas, Texas under the sponsorship of Premier Financial Services. This conference has brought renewed interest in our company. We have been invited to speak at the prestigious Industrial Minerals conference in Barcelona, Spain, where our advisory board member, Dr Ron Price, will deliver a paper on the micro-tubular advantages of Atlas unique halloysite clay.

         We are continuing our efforts to find a viable merger or acquisition candidate. Our main goal is to make sure that the candidate brings value to the Atlas shareholders and will help bring financial strength to the company.

         Our contracting entity and our logging efforts brought us $300,000 in revenues in 2003. We have already created over $60,000 in revenues for the month of January. Although these numbers are small, they do help cover some of our day to day expenses through out the year.

         I thank-you for your support of Atlas Mining Company and our efforts to make this a viable company that we can all be proud of.




William T Jacobson
President